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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the Command Systems, Inc. 2000 Non-Employee Director Stock Purchase Plan, and the Command Systems, Inc.1997 Employee, Director and Consultant Stock Plan, As Amended of our report dated January 19, 2001 (except
Note 15, as to which the date is January 26, 2001), with respect to the consolidated financial statements of Command Systems, Inc. at and for the year ended December 31, 2000 included in its Current Report on Form 8-K dated February 12, 2001, filed with the Securities and Exchange Commission.



                                                        /s/ Ernst & Young LLP

Hartford, Connecticut
February 8, 2001